Exhibit 99.1

CONTACT:   Connie Hamblin                                                                                           RELEASE:  April 21, 2011

                        (616) 772-1800

GENTEX REPORTS ALL-TIME RECORD NET SALES
AND NET INCOME

ZEELAND, Michigan, April 21, 2011 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based active-safety systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported all-time record results for any quarter in the first quarter ended March 31, 2011.

For the first quarter of 2011, the Company’s all-time record net sales for any quarter increased by 35 percent to $250.9 million compared with $185.8 million in the first quarter of 2010.  The Company’s revenues in the first quarter of 2011 were not materially impacted by automotive plant shutdowns or parts shortages that resulted from the March 11, 2011, earthquake and tsunami in Japan.

The gross profit margin decreased on a quarter-over-quarter basis from 36.9 percent in the first quarter of 2010 to 36.0 percent in the first quarter of 2011, primarily due to annual customer price reductions, partially offset by the Company’s ability to leverage its fixed overhead costs.

Income from operations increased by 35 percent to $60.1 million in the first quarter of 2011, compared with income from operations of $44.6 million in the first quarter last year, primarily due to the increased net sales.

All-time record net income increased by 30 percent to $42.3 million for the first quarter of 2011, compared with net income of $32.5 million in the first quarter of 2010, primarily due to increased net sales.

Earnings per diluted share were 29 cents in the first quarter of 2011 compared with 23 cents per share in the first quarter of 2010.

“We are pleased to report another all-time record quarter for Gentex Corporation,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.   “The increased net sales and auto-dimming mirror unit shipments in the first quarter were primarily a result of increased demand from our European and North American customers.”

Gentex Senior Vice President Enoch Jen provided an update on the regulation mandating rear camera displays in vehicles as a result of the Cameron Gulbransen Kids Transportation Safety Act of 2007.

The National Highway Traffic Safety Administration’s (NHTSA) Notice of Proposed Rulemaking (NPRM) for that law became available on December 3, 2010, and was formally posted in the Federal Register on December 7, 2010.

On March 2, 2011, an update was published in the Federal Register, summarizing a February 25, 2011, letter from the U.S. Secretary of Transportation to Congress indicating that NHTSA would not meet the February 28, 2011, deadline for rulemaking, and that they would re-open the public comment period for 45 days until April 18, 2011.  In addition, it was announced that NHTSA would hold a public meeting in Washington to exchange ideas on the backover issue, and that NHTSA would also host a technical workshop to address questions regarding the proposed testing procedure and other technical items.  The letter also indicated that NHTSA would publish the final rule by December 31, 2011.

Also published on March 2 were a number of corrections, including a change to the phase-in period on the regulation for trucks so that it aligned with the schedule for cars (ten percent of all new vehicles under 10,000 lbs. in the United States need to meet the requirements of the regulation by September 2012, 40 percent by September 2013 and 100 percent by September 2014, based on the December 7, 2010, NPRM and the subsequent updates on March 2, 2011).

The technical workshop was held on March 11, 2011, and the public hearing was held on March 23, 2011.  The public comment period on NHTSA’s December 7, 2010, NPRM ended on April 18, 2011, and NHTSA has indicated that rulemaking may begin at any time after that date, with a deadline of December 31, 2011, said Jen.

       He also said that it still appears likely that camera-based systems will be required on all new vehicles in the United States by September 2014.  The Company believes that its RCD Mirrors may be implemented in three overlapping phases by automakers:

1. Market-Driven Phase: time period prior to any legislation through NHTSA’s NPRM on December 7, 2010.

2. “Wait and See” Phase: period of time from when the legislation was signed into law on February 28, 2008, until the final rule is issued, which currently is expected by December 31, 2011.

3. Implementation Phase: from the time the final rule is issued until September of 2014, when 100 percent of all vehicles in the U.S. under 10,000 lbs. will be required to be equipped with rear cameras and displays (based on the current schedule).

“We continue to believe that this ‘wait and see’ phase may cause a brief slowdown in the ramp-up of RCD Mirror unit shipments until customers determine how they’re going to meet the requirements of this new regulation across all of their vehicle lines – and then implement those plans,” said Jen.

Because of the “Wait and See” phase and the early stages of the implementation phase, the Company continues to believe that many automakers are revisiting any decisions that may have been made prior to the December 7, 2010, NHTSA NPRM.  Because too many uncertainties remain, the Company currently is still only providing guidance for RCD Mirror unit shipments for the first six months of the year, said Jen.

The Rear Camera Display Mirrors display high-resolution, color images of the area directly behind the vehicle via an automaker-specified camera.

Gentex continues to work to fill a significant number of manufacturing and technical positions, primarily in the electrical and software development and engineering areas.  Additional information is available at http://www.gentex.com/careers/.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by 34 percent in the first quarter of 2011 compared with the first quarter last year.  Automotive net sales increased by 36 percent from $181.5 million in the first quarter of 2010 to $246.3 million in the first quarter of 2011.

Automatic-dimming mirror unit shipments increased by 43 percent in North America in the first quarter of 2011 compared with the first quarter of 2010, primarily as a result of increased mirror unit shipments to the domestic automakers.  North American light vehicle production increased by 16 percent in the first quarter of 2011 compared with the same prior-year period.

Automatic-dimming mirror unit shipments to offshore customers increased by 30 percent in the first quarter of 2011 compared with the same quarter last year.  The increase in unit shipments was primarily due to increased mirror unit shipments to certain European automakers.  Light vehicle production in Europe increased by eight percent in the first quarter of 2011, and decreased by 19 percent in Japan and Korea in the first quarter of 2011, each compared with the same quarter last year.

Other net sales increased by 10 percent to $4.7 million for the first quarter of 2011 compared with the same quarter last year, due to increased dimmable aircraft window net sales and a four percent increase in fire protection net sales.

Future Estimates

      Gentex Senior Vice President Enoch Jen also provided certain guidance for 2011.

“Based on IHS Automotive’s (formerly CSM Worldwide) mid-April forecast for light vehicle production levels for the second quarter of 2011, we currently expect our net sales in the second quarter of 2011 to increase by approximately 20-25 percent compared with the second quarter of 2011,” said Jen.  “We also currently expect that the situation in Japan will negatively impact second quarter 2011 net sales by approximately $15 to $20 million, which is reflected in our revenue guidance.”

      All of the forward-looking projections in this news release are based upon the following IHS Automotive assumptions regarding the situation in Japan:

♦      The breadth of lost automotive industry volume expands outside Japan

o    Japanese automakers outside Japan would be the first to primarily be affected by any parts shortages, and

o    non-Japanese automakers will be affected, although to a lesser extent.

♦      Almost all of the automotive industry volume lost outside of Japan can be recovered in calendar year 2011.

♦      Approximately 60 percent of lost automotive industry volume in Japan can be recovered in 2011

o    The balance will either be recovered in calendar year 2012 or possibly lost, due to reduced sales volume in Japan and the possibility of a shift in market share to non-Japanese competitors.

      The Company currently believes that there are too many uncertainties to provide guidance for RCD Mirror unit shipments beyond the first six months at this time due to the situation in Japan as well as continued uncertainty related to NHTSA’s forthcoming final rule on what automakers will need to do in order to comply with the regulation related to the Cameron Gulbransen Kids Transportation Safety Act of 2007.

      “We continue to believe that RCD Mirror unit shipments will increase approximately 50 percent for the first six months of 2011 compared with the same period in 2010,” said Jen.

      Gentex shipped approximately 1.25 million RCD Mirror units in calendar year 2010.  The RCD Mirror unit shipment estimate for the first six months of 2011 is based on IHS Automotive’s mid-April light vehicle production forecast for the first six months of 2011 compared with the first six months of 2010.

 Jen said that the Company continues to believe that shipments of its SmartBeam high beam headlamp assist product will increase by approximately 50-60 percent in calendar year 2011 compared with shipments of approximately 630,000 SmartBeam units in calendar year 2010, notwithstanding the situation in Japan.  The SmartBeam unit shipment estimate is based on IHS Automotive’s light vehicle production forecast for calendar year 2011 compared with calendar year 2010.

SmartBeam is the Company’s proprietary high beam headlamp assist system.  Driver-assist features include several levels of the SmartBeam variable forward lighting product, as well as items like lane-departure warning and traffic sign recognition.

The Company’s current forecasts for light vehicle production for each of the following periods in 2011 compared with the same periods in 2010 are based on IHS Automotive’s mid-April forecast for light vehicle production in North America, Europe and Japan and Korea.

IHS Automotive Light Vehicle Production Forecast
(formerly CSM Worldwide – based on mid-April forecast)
	Second Quarter 2011*	Second Quarter 2010*	% Change	First Six Months of 2011*	First Six Months of 2010*	% Change	Calendar Year 2011*	Calendar Year 2010*	% Change
*light vehicle units - millions
North America	3.0	3.1	-3%	6.3	6.0	6%	13.1	11.9	10%
Europe	4.6	5.0	-7%	9.7	9.7	Flat	19.4	18.8	3%
Japan and Korea	2.2	3.2	-33%	4.9	6.6	-26%	11.4	13.1	-13%

The Company currently expects that its gross margin in the second quarter of 2011 will decline approximately one-half to three-quarters of a percentage point compared with the gross margin reported in the first quarter of 2011, primarily due to the estimated impact of expected lost sales of approximately $15-$20 million, and to additional supply chain constraints as a result of the Japan earthquake and tsunami.  As a result of the situation in Japan, the estimated impact of the expected lost sales in the second quarter of 2011 on the gross margin is approximately two-thirds of the expected decline in the gross margin.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and net sales growth rates, the ability to control E,R&D and S,G&A expenses, gross margins and the Company itself.  Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," “hopes”, "likely," "plans," "projects," “optimistic,” and "should," and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, worldwide automotive production, the maintenance of the Company’s market share, the ability to achieve purchasing cost reductions, customer inventory management, supplier part shortages, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company's customers (including their Tier 1 suppliers), supply chain disruptions, impact of natural disasters on supply chain and vehicle production, potential sale of OEM business segments or suppliers, potential customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the market for Rear Camera Display Mirrors and the success of those products, the success of certain other products (e.g. SmartBeam®), and other risks identified in the Company's other filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

First Quarter Conference Call

      A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based active safety systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company's interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company's net sales are derived from the sale of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited)
	Three Months Ended
	March 31,
	2011	2010

Net Sales	$250,945,897	$185,768,929
Cost of Goods Sold	160,629,160	117,200,560
Gross Profit	90,316,737	68,568,369

Engineering, Research & Development	18,914,761	14,338,518
Selling, General & Administrative	11,311,102	9,621,954
Income from Operations	60,090,874	44,607,897

Other Income	(3,364,388)	(3,077,355)

Income Before Provision
for Income Taxes	63,455,262	47,685,252

Provision for Income Taxes	21,122,380	15,223,122

Net Income	$42,332,882	$32,462,130

Earnings Per Share
Basic	$0.30	$0.23
Diluted	$0.29	$0.23
Weighted Average Shares:
Basic	141,860,885	138,254,281
Diluted	143,985,844	139,514,627

Cash Dividends Declared per Share	$0.12	$0.11

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31,	December 31,
	2011	2010
ASSETS
Cash and Short-Term Investments	$481,970,910	$434,797,369
Other Current Assets	240,864,635	220,471,905

Total Current Assets	722,835,545	655,269,274

Plant and Equipment - Net	213,688,533	205,107,756
Long-Term Investments and Other Assets	155,388,889	142,313,609

Total Assets	$1,091,912,967	$1,002,690,639

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$115,338,640	$72,088,629
Long-Term Debt	0	0
Deferred Income Taxes	41,615,876	37,071,184
Shareholders' Investment	934,958,451	893,530,826

Total Liabilities & Shareholders' Investment	$1,091,912,967	$1,002,690,639

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)
	First Quarter Ended March 31,
	2011	2010	% Change
Domestic Interior	1,586	1,133	40%
Domestic Exterior	407	265	54%
Total Domestic Units	1,993	1,398	43%

Foreign Interior	2,465	1,899	30%
Foreign Exterior	960	733	31%
Total Foreign Units	3,425	2,633	30%

Total Interior Mirrors	4,051	3,033	34%
Total Exterior Mirrors	1,367	998	37%
Total Mirror Units	5,418	4,031	34%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Percent change and amounts may not total due to rounding.

End of Filing